EXHIBIT 99.1


            USDATA REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS


     RICHARDSON, TX, March 28, 2003 (NASDAQ: USDC) - USDATA Corporation, a global provider of industrial automation software and services, today announced operating results for the fourth quarter and year ended December 31, 2002.
     The company reported revenues of $3.0 million for the fourth quarter of 2002, which are comparable to the fourth quarter of 2001. Revenues for the year ended December 31, 2002 were $10.3 million compared to $13.6 million for the prior year, representing a decline of 24%.
     Loss from operations was $4.8 million for the fourth quarter of 2002 compared to income from operations of $253,000 for the fourth quarter of 2001. Loss from operations was $7.1 million for the year ended December 31, 2002 compared to $1.9 million for the prior year. Fourth quarter and full year 2002 results include a $3.3 million write down of capitalized software development costs. The capitalized software development is considered impaired as a result of the company redirecting its sales and development efforts to its core software products: FactoryLink(R) and Xfactory(R). Full year results for 2001 include a $1.1 million restructuring charge related to excess office lease space and a $391,000 charge for impaired capitalized software development, as a result of strategy changes of our suppliers. In addition, 2002 results include $730,000 in severance and other restructuring charges, of which $356,000 related to the company's amendment to its office lease agreement in the first quarter of 2002 and $374,000 related to the resignation of our former chief executive officer and from a 23% reduction in workforce implemented in November of 2002. The amended office lease agreement reduced the company's corporate headquarters office lease space, which resulted in a cash savings of approximately $1.0 million in lease costs during 2002.
     Net loss applicable to common stockholders was $5.4 million for the fourth quarter of 2002, or a loss of $1.76 per common share, compared to net loss applicable to common stockholders of $422,000 in 2001, or a loss of $0.15 per common share. Full year net loss applicable to common stockholders was $11.6 million, or a loss of $3.99 per common share, compared to net loss applicable to common stockholders of $12.7 million in 2001, or a loss of $4.50 per common share.
     Jim  Fleet,  interim  president  and  chief  executive  officer  of  USDATA commented on today's announcement, "Market conditions in the industrial automation industry remained challenging in the fourth quarter as companies continued to limit capital expenditures. This coupled with the continued downward price pressure in the human machine interface (HMI) market has led to the significant declines in revenues. In Q4, the company released its newest version of its flagship

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     Factorylink(R) software product, which has been well received by the market place. A strong sales pipeline, sales from upgrades, and the impending release of new products continue to make us optimistic about future revenue growth.
However, we will continue to work diligently to improve our bottom line and achieve operational efficiencies wherever possible." Mr. Fleet added "with the recent $1.5 million funding from our largest investor and the renewal of our $3.0 million working capital facility, we have already begun to execute our plan of taking our software and services to market in a broader way and getting closer to our customers."
     Now in its 28th year, USDATA Corporation, headquartered in Richardson, Texas is a leading global provider of software and services that give enterprises the knowledge and control needed to perfect the products they produce  and the  processes  they  manage.  Based upon a  tradition  of flexible service, innovation and integration, USDATA's software currently operates in more than 60 countries around the globe, including seventeen of the top
twenty-five   manufacturers.   USDATA's   software  heritage  has  emerged  from
manufacturing and process automation solutions and has grown to encompass vast product knowledge and control solutions. The company has a global network of distribution and support partners. For more information, visit USDATA at www.usdata.com.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding revenues, margins, operating expenses, earnings, growth rates and certain business trends that are subject to risks and uncertainties that could cause actual results to differ materially from the results described herein. Specifically, the ability to grow product and service revenues may not continue and the company may not be successful in developing new products, product enhancements or services on a timely basis or in a manner that satisfies customers needs or achieves market acceptance. Other factors that could cause actual results to differ materially are: competitive pricing and supply, market acceptance and success for service offerings, short-term interest rate fluctuations, general economic conditions, employee turnover, possible future litigation, and related uncertainties on future revenue and earnings as well as the risks and uncertainties set forth from time to time in the company's other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

     Contact: Jennifer P. Dooley
              Chief Financial Officer
              972/680-9700, Ext. 359